Exhibit 10.1

Execution Version

SUPPORT AND LOCKUP AGREEMENT

THIS SUPPORT AND LOCKUP AGREEMENT, dated as of December 19, 2023 (this “Agreement”), is entered into by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), and each Person identified on Exhibit A (each a “Unitholder” and, collectively, the “Unitholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Kick, Kick Stock Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Unit Merger Sub”), and the Burro Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Stock Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a Subsidiary of Kick Services and (c) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the GP Merger and Stock Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of Kick Services;

WHEREAS, as of the date hereof, each Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of the number of Partnership Common Units set forth opposite such Unitholder’s name on Exhibit A (the “Existing Units”);

WHEREAS, as of the date hereof, the Unitholder (or one of its Affiliates) is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of all of the GP Membership Interests (the “Existing GP Membership Interests”);

WHEREAS, as of the date hereof, the General Partner is the record and beneficial owner of the Partnership GP Interest; and

WHEREAS, as a material inducement to Kick to enter into the Merger Agreement, Kick has requested each Unitholder to agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units, Existing GP Membership Interests and the Partnership GP Interest.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that any Unitholder acquires, either beneficially or of record, on or after the date of this Agreement, including any Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Permitted Lock-Up Transfer” means a Transfer of Subject Securities by the Unitholder to (i) an Affiliate of such Unitholder, including partners or members of such entity, (ii) with respect to such Unitholder that is an individual, by gift to a member of such Unitholder’s family or to a trust, the beneficiary of which is a member of such Unitholder’s family, or an Affiliate of such Unitholder, (iii) if such Unitholder is an individual, by virtue of laws of descent and distribution upon death of such Unitholder, (iv) if such Unitholder is an individual, as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, (v) in the event of Kick’s liquidation, (vi) in the event of Kick’s merger, capital stock exchange or other similar transaction which results in all of Kick’s stockholders having the right to exchange their shares of Kick Common Stock for cash, securities or other property, (vii) transactions relating to Kick Common Stock or other securities convertible into or exercisable or exchangeable for Kick Common Stock acquired in open market transactions after the Closing, (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (x) no transfers occur under such plan until the Lock-Up Termination Date and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of Unitholder or Kick regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no such transfer may be made under such plan until the Lock-up Termination Date, or (ix) Transfers associated with the exercise of options or vesting or settlement of any other equity-based award, including any Kick Common Stock withheld by Kick to pay the applicable exercise price or taxes associated with such awards, provided, however, that any Kick Common Stock received upon such exercise, vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by the Kick Plan that applies to such corresponding equity-based award); provided, however, that in the case of clauses (i) – (iv), these permitted transferees must enter into a written agreement enforceable by Kick agreeing to be bound by this Agreement.

“Permitted Transfer” means a Transfer of Covered Units by any Unitholder to an Affiliate of such Unitholder, provided that such Affiliate agrees in writing to assume all of such Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such Affiliate, to the same extent as such Unitholder is bound hereunder.

“Subject Securities” means the shares of Kick Common Stock that any Unitholder receives as Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise.

ARTICLE 2

VOTING

Section 2.1 Agreement to Deliver Written Consent. Each Unitholder hereby irrevocably agrees that promptly following the time when the Registration Statement has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Registration Statement is declared effective) and such Unitholder has received from Kick a copy of the Consent Statement/Prospectus included therein (which Consent Statement/Prospectus may be delivered by email), such Unitholder shall execute and deliver (or cause to be delivered) a written consent in accordance with the Merger Agreement and Section 13.11 of the Partnership LPA, substantially in the form attached hereto as Exhibit B, covering all of such Unitholder’s Covered Units, approving the adoption of Merger Agreement and each of the matters for which the Partnership is soliciting consents of the Unitholders necessary or reasonably requested in connection with the Merger Agreement. For the avoidance of doubt, Unitholder shall retain at all times the right to vote its Covered Units (or to direct how its Covered Units shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 2.1 that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Partnership’s unitholders generally, subject to the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement, (b) has not granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that is inconsistent with this Agreement or (c) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Unitholder to, in its capacity as a unitholder of the Partnership, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the transactions contemplated thereby, including the payment of the Merger Consideration or (ii) extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby appoints Kick, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Unitholder does not comply with its obligations in Section 2.1 within two (2) days after Kick requests compliance with Section 2.1 to execute written consents with respect to such Unitholder’s Covered Units in accordance with Section 2.1. Each Unitholder hereby affirms that this proxy is coupled with an interest and is irrevocable, expect upon termination of this Agreement pursuant to Section 5.1, and such Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Unitholder with respect to any of its Covered Units. Kick may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each Unitholder, severally, and not jointly or jointly and severally, hereby represents and warrants to Kick and the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Unitholder of this Agreement and the performance by such Unitholder of its obligations hereunder have been duly and validly authorized by such Unitholder and no other actions or proceedings are required on the part of such Unitholder to authorize the execution and delivery of this Agreement or the performance by such Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Kick and the Burro Parties, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. As of the date hereof, such Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units set forth opposite such Unitholder’s name on Exhibit A , the Existing GP Membership Interests and the Partnership GP Interest, free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner). During the term of this Agreement, the Covered Units, the Existing GP Membership Interests and the Partnership GP Interest will be beneficially and legally owned by such Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such interests). Except as provided for in this Agreement, such Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (as currently in effect), sole power of disposition (as currently in effect), sole power to issue instructions with respect to the matters set forth in ARTICLE 2 (as currently in effect), and sole power (as currently in effect) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, as applicable, at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units, subject to such Transfer, be made by the transferee of such interests). Except for the Existing Units, the Existing GP Membership Interests and the Partnership GP Interest, such Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of Partnership or General Partner that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of Partnership or General Partner that are or may by their terms become entitled to vote, nor is such Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of the Partnership or General Partner.

(c) No Violation. Neither the execution and delivery of this Agreement by such Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner) upon the Existing Units and the Existing GP Membership Interests owned by such Unitholder, (ii) violate any Law applicable to such Unitholder, or (iii) result in a violation or breach of or conflict with its Governing Documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Kick and the Burro Parties. Such Unitholder understands and acknowledges that Kick and Burro Parties are entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Unitholder contained herein.

(f) Adequate Information. Such Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, as applicable, and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Kick and based on such information as such Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Unitholder acknowledges that Kick has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Kick. Kick hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by Kick and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of Kick, subject to the approval of this Agreement and the Mergers by Kick as the sole member of each of Stock Merger Sub, GP Merger Sub and Unit Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. Kick acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Burro Parties. Each of the Burro Parties hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by the Burro Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. Each of the Burro Parties acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (including any extension thereof), and except for a Permitted Transfer, each Unitholder hereby agrees not to Transfer any of the Covered Units, any of the Existing GP Membership Interests or the Partnership GP Interest, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b) Each Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote (including acting by written consent) or provide any other person with the authority to vote (including to act by written consent) any of the Covered Units , any of the Existing GP Membership Interests or the Partnership GP Interest other than in compliance with this Agreement, such Unitholder hereby unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner, as applicable, to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units, any of the Existing GP Membership Interests or the Partnership GP Interest or (iii) record such vote (including by written consent).

(c) Each Unitholder agrees that such Unitholder will not (in such Unitholder’s capacity as a unitholder of the Partnership holder of Existing GP Membership Interests or the Partnership GP Interest) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement by such Unitholder, either alone or together with the other Partnership voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Mergers by the General Partner, breaches any fiduciary or contractual duty of the General Partner or any member thereof or the Partnership or any partner thereof or (iii) would reasonably be expected to restrict or otherwise affect such Unitholder’s legal power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(d) Subject to Section 5.1, from the date of this Agreement and until the earlier of the Effective Time and the Expiration Time, except as otherwise permitted pursuant to Merger Agreement, each Unitholder (acting solely in such Unitholder’s capacity as a unitholder of the Partnership , the holder of GP Membership Interests or the holder of the Partnership GP Interest) shall not, and shall use its reasonable best efforts to cause its Representatives, directly or indirectly, not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Partnership or the General Partner is permitted to engage in any of the foregoing activities pursuant to Section 5.2 of the Merger Agreement, the Unitholder may participate in such activities; provided, that such action by the Unitholder would be permitted to be taken by the Partnership or the General Partner pursuant to Section 5.2 of the Merger Agreement.

(e) For the avoidance of doubt, for the purposes of this Agreement, the Partnership or General Partner shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership or General Partner (in each case, in their capacities as such), shall not be deemed a Representative of the Unitholder.

Section 4.2 Post-Closing Lock-Up.

(a) During the period commencing at the Effective Time and ending on the date that is 180 days after the Effective Time (the “Lock-Up Termination Date”), each Unitholder shall not, without the prior written consent of Kick, directly or indirectly Transfer any Subject Securities.

(b) Notwithstanding anything to the contrary in Section 4.2(a), each Unitholder may make Permitted Lock-Up Transfers.

(c) Any purported Transfer by a Unitholder of Subject Securities not in compliance with this Section 4.2 shall be void ab initio.

Section 4.3 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.4 Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Unitholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.12(a) of the Merger Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earlier to occur of the following (each, an “Expiration Time”): (a) the Lock-Up Termination Date, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement if, in the case of this clause (c), Unitholder has abstained from voting on or voted against such matter in Unitholder’s capacity as a director of the Company. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Kick Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units , the Existing GP Membership Interests and the Partnership GP Interest. All rights, ownership and economic benefit relating to the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest shall remain vested in and belong to such Unitholder, and Kick Parties shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, except as otherwise provided herein.

Section 5.3 Publicity. Each Unitholder hereby permits Kick and the Partnership to include and disclose in the Consent Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units, the Existing GP Membership Interests or the Partnership GP Interest, and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Kick and the Partnership hereby permit each Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Unitholder or any of its Affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kick, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

Email: mickey.mckee@kodiakgas.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

If to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with copies to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

E-mail: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

If to any Unitholder, to the address set forth next to such Unitholder’s name on Exhibit A.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement (or if not defined in this Agreement, as defined in the Merger Agreement). References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signature; No Presumption Against Drafting Party.

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(b) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(c) Each party hereto acknowledges that each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Merger Agreement, the OpCo LLC Agreement, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 5.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10 Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

(b) No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Each party may waive any right of such party hereto, but only by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 5.11 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 5.9, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or pursuant to the Merger Agreement.

Section 5.12 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Covered Units , the Existing GP Membership Interests and the Partnership GP Interest. Each Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units , the Existing GP Membership Interests and the Partnership GP Interest and nothing herein shall (a) limit or affect any actions or omissions by such Unitholder (or any designee or Affiliate serving in his or her capacity as a director on the General Partner Board) in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of such Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of such Unitholder, including exercising rights pursuant to the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary or contractual duties, if any, to the limited partners of the Partnership under applicable Law or the Partnership LPA. The taking of any actions (or failures to act) by a Unitholder’s designee(s) or Affiliate(s) serving as a director of on the General Partner Board (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 5.14 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer or a Permitted Lock-Up Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that Kick shall be permitted, without the consent of any other party hereto, to collaterally assign its rights (but not its obligations) under this Agreement to any of the Financing Parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

CSI COMPRESSCO INVESTMENTS LLC
By: Spartan Energy Holdco LLC, its sole member

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

SPARTAN ENERGY PARTNERS LP
By: Spartan Energy Partners GP LLC

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

CSI COMPRESSCO GP LLC

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BURRO PARTIES

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP LLC, its general partner

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES INC.

By:	/s/ Robert M. McKee
Name: Robert M. McKee
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Unitholders

Unitholder	Address	Partnership Common Units	Percentage of Outstanding Partnership Common Units
CSI Compressco Investments LLC	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	3,489,221	2.46%
CSI Compressco GP LLC	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	7,463,257	5.26%
Spartan Energy Partners LP	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	52,872,399	37.24%
Totals	—	63,824,877	44.95%

[EXHIBIT A]

EXHIBIT B

Form of Written Consent

[Attached]

[EXHIBIT B]

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[•], 2024

Pursuant to Section 2.1 of that certain Support and Lockup Agreement, dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [•] of [•] Partnership Common Units, hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[•]) of Kick, and which more fully describes the proposal below.

The undersigned record holder of [•] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of December 19, 2023, as such agreement may be amended from time to time, by and among Kick, Kodiak Gas Services, LLC, a Delaware limited liability company (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company (“Unit Merger Sub”), and the Burro Parties (the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) the Partnership will cause Frontier Acquisition I, Inc. a Delaware corporation and the managing member of OpCo (“Frontier I”), to contribute the limited liability company interests to be converted into Partnership Common Units to OpCo, and in exchange therefor, OpCo will issue to Frontier I a number of units of OpCo equal to the number of shares of common stock, par value $0.01 per share, of Kick (“Kick Common Stock”) issued in the Initial LP Merger, (c) GP Merger Sub will merge with and into the General Partner (the “Initial GP Merger”), with the General Partner surviving the Initial GP Merger as a Subsidiary of OpCo and (d) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the Initial LP Merger and GP Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of OpCo, and the transactions contemplated by the Merger Agreement, including the Mergers.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to the Partnership by emailing a .pdf copy of your written consent to derek.anchondo@csicompressco.com and (ii) to Kick, by emailing a .pdf copy of your written consent to [•]@[•].com with a copy to [•].

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date: